[FORM OF]

                                   SUNAMERICA

                           PLAN PURSUANT TO RULE 18F-3

           SunAmerica          (the  "Corporation")  hereby   adopts  this  plan
pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the disinterested Directors.

                              CLASS CHARACTERISTICS

CLASS A SHARES:               Class A shares are  subject  to an  initial  sales
                              charge,  a distribution fee pursuant to Rule 12b-1
                              under the 1940 Act ("Rule  12b-1 fee")  payable at
                              the  annual  rate of up to  0.10%  of the  average
                              daily net  assets  of the  class,  and an  account
                              maintenance  fee under the Rule 12b-1 Plan payable
                              at the annual  rate of up to 0.25% of the  average
                              daily net assets of the class.  The initial  sales
                              charge is waived or reduced for  certain  eligible
                              investors.  In certain cases,  as disclosed in the
                              Prospectus   and  the   Statement  of   Additional
                              Information from time to time, Class A shares may be subject to a contingent deferred sales charge
                              ("CDSC") imposed at the time of redemption if the initial sales charge with respect to such shares was waived.

CLASS B SHARES:               Class B shares are not subject to an initial sales
                              charge  but are  subject  to a CDSC  which will be
                              imposed on certain  redemptions,  a Rule 12b-1 fee
                              payable at the  annual  rate of up to 0.75% of the
                              average  daily  net  assets of the  class,  and an
                              account  maintenance fee under the Rule 12b-1 Plan
                              payable at the  annual  rate of up to 0.25% of the
                              average daily net assets of the class. The CDSC is
                              waived for  certain  eligible  investors.  Class B
                              shares automatically  convert to Class A shares on
                              the first business day of the month  following the
                              eighth anniversary of the issuance of such Class B
                              shares.
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CLASS C SHARES:               Class II shares  are  subject to a CDSC which will
                              be imposed on certain redemptions, a Rule 12b-1 fee payable at the annual rate of up to 0.75% of the average annual net assets of the class, and an account maintenance fee under the Rule 12b-1 Plan payable at the annual rate of up to 0.25% of the average daily net assets of the class. The CDSC is waived for certain eligible investors.

CLASS I SHARES:               Class  I  shares  are not  subject  to  either  an
                              initial  or CDSC nor are they  subject to any Rule
                              12b-1 fee.

CLASS X SHARES:               Class  X  shares  are not  subject  to  either  an
                              initial  or CDSC nor are they  subject to any Rule
                              12b-1 fee.

CLASS Z SHARES:               Class  Z  shares  are not  subject  to  either  an
                              initial  or CDSC nor are they  subject to any Rule
                              12b-1 fee.

                         INCOME AND EXPENSE ALLOCATIONS

           Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the total value of each class of shares in relation to the total value of each class of shares of each series of the Corporation (each a "Portfolio" and collectively, the "Portfolios").

                           DIVIDENDS AND DISTRIBUTIONS

           Dividends and other distributions paid by each Portfolio to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.

                               EXCHANGE PRIVILEGE

           Each class of shares is generally exchangeable for the same class of shares of any other Portfolio or other SunAmerica Mutual Fund (subject to certain minimum investment requirements) at the relative net asset value per share.

                               CONVERSION FEATURES

           Class B shares will convert automatically to Class A shares on the first business day of the month following the eighth anniversary of the issuance of such Class B shares. Conversions will be effected at the relative net asset values of Class B and Class A shares, without the imposition of any


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sales  load,  fee or charge.  Class C, Class I, Class X and Class Z shares  will have no conversion rights.

                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Corporation for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the disinterested Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. AIG SunAmerica Asset Management Corp., the Corporation's investment manager and adviser, will be responsible for reporting any potential or existing conflicts to the Directors.

C. For purposes of expressing an opinion on the financial statements of the Corporation, the methodology and procedures for calculating the net asset value and dividends/distributions of the classes and the proper allocation of income and expenses among such classes will be examined annually by the Corporation's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants and Financial Accounting Standards Board.

Dated:     January 15, 2004


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